EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of The Peoples BancTrust Company, Inc. on Form S-3 (File No. 33-60935) and Form S-8 (File No. 333-43363 and File No. 333-77109) of our report dated February 28, 2003, except for Note 20 as to which the date is March 18, 2003, on our audits of the consolidated financial statements of The Peoples BancTrust Company, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Montgomery, Alabama
March 28, 2003